CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference this Registration Statement on Form S-3 of our report dated April 7, 2006 relating to the financial statements of Regatta (N.Y), Regatta Gold (N.Y.), Regatta Extra (N.Y.), Regatta Masters Flex (N.Y.), Regatta Masters Extra (N.Y.), Regatta Masters Access (N.Y.), Regatta Masters Choice (N.Y.), Regatta Masters Reward (N.Y.) and Regatta Masters Select (N.Y.) Sub-Accounts included in the Sun Life (N.Y.) Variable Account C in the prospectus, which is part of such Registration Statement, to the incorporation by reference of our report dated March 23, 2006 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the American Institute of Certified Public Accountants' Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," effective January 1, 2004, described in Note 1) relating to the financial statements of Sun Life Insurance and Annuity Company of New York in the prospectus, and to the incorporation by reference in this Prospectus, to our report dated March 23, 2006 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the American Institute of Certified Public Accountants' Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," effective January 1, 2004, described in Note 1) in the Annual Report on Form 10-K of Sun Life Insurance and Annuity Company of New York for the year ended December 31, 2005.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

/s/Deloitte & Touche LLP

Boston, Massachusetts

April 26, 2006